Exhibit 10.7
FIRST AMENDMENT
TO
AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT
THIS FIRST AMENDMENT TO AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (this “Amendment”) is entered into as of February 17, 2017, between SILICON VALLEY BANK, a California corporation with a loan production office located at 380 Interlocken Crescent, Suite 600, Broomfield, Colorado 80021 (“Bank”), and CENTRO, INC., a Delaware corporation whose address is 11 East Madison Street, Chicago, Illinois 60602 (“Borrower”).
RECITALS
A.    Bank and Borrower have entered into that certain Amended and Restated Loan and Security Agreement dated as of April 11, 2016 (as the same may from time to time be amended, modified, supplemented or restated, the “Loan Agreement”).
B.    Bank has extended credit to Borrower for the purposes permitted in the Loan Agreement.
C.    Borrower has requested that Bank amend the Loan Agreement to (a) increase the amount of the Revolving Line and (b) make certain other revisions to the Loan Agreement as more fully set forth herein.
D.    Bank has agreed to so amend certain provisions of the Loan Agreement, but only to the extent, in accordance with the terms, subject to the conditions and in reliance upon the representations and warranties set forth below.
AGREEMENT
NOW, THEREFORE, in consideration of the foregoing recitals and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:
1.    Definitions. Capitalized terms used but not defined in this Amendment shall have the meanings given to them in the Loan Agreement.
2.    Amendments to Loan Agreement.
2.1    Section 2.6 (Overadvances). Section 2.6 is amended by deleting the reference to “the Default Rate” therein and inserting in lieu thereof “a per annum rate equal to the rate that is otherwise applicable to Advances plus five percent (5.0%)”.
2.2    Section 3.2 (Conditions Precedent to all Credit Extensions). Subsections (a) and (b) of Section 3.2 are deleted in their entirety and replaced with the following:
“    (a)    timely receipt of the Credit Extension request, the Notice of Borrowing and any materials and documents required by Section 3.4;

(b)    the representations and warranties in this Agreement shall be true, accurate, and complete in all material respects on the date of the Notice of Borrowing, on the date of the proposed Credit Extension and on the Funding Date of each Credit Extension; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date, and no Default or Event of Default shall have occurred and be continuing or result from the Credit Extension. Each Credit Extension is Borrower's representation and warranty on that date that the representations and warranties in this Agreement remain true, accurate, and complete in all material respects; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date; and”
Section 3.4 (Procedures for Borrowing). Subsection (a) of Section 3.4 1s deleted in its entirety and replaced with the following:
“    (a)    Subject to the prior satisfaction of all other applicable conditions to the making of an Advance set forth in this Agreement, an Advance shall be made upon Borrower's irrevocable written notice delivered to Bank in the form of a Notice of Borrowing or without instructions if any Advances is necessary to meet Obligations which have become due. Such notice shall be made by Borrower through Bank's online banking program, provided, however, if Borrower is not utilizing Bank's online banking program, then such notice shall be in a written format acceptable to Bank that is executed by an Authorized Signer. Bank shall have received satisfactory evidence that the provision of such notices and the requests for Advances have been approved by the Board. Such Notice of Borrowing must be received by Bank prior to 12:00 p.m. Eastern time, (i) at least three (3) Business Days prior to the requested Funding Date, in the case of any LIBOR Advance, and (ii) on the requested Funding Date, in the case of a Prime Rate Advance, specifying: (1) the amount of the Advance; (2) the requested Funding Date; (3) whether the Advance is to be comprised of LIBOR Advances or Prime Rate Advances, provided that LIBOR Advances shall only be available when a Streamline Period is in effect; and (4) the duration of the Interest Period applicable to any such LIBOR Advances included in such notice; provided that if the Notice of Borrowing shall fail to specify the duration of the Interest Period for any Advance comprised of LIBOR Advances, such Interest Period shall be one (1) month. Notwithstanding any terms in this Agreement to the contrary, each LIBOR Advance shall not be less than One Million Dollars ($1,000,000.00) and shall be in a multiple of One Hundred Thousand Dollars ($100,000.00). In addition to such Notice of Borrowing, Borrower must promptly deliver to Bank by electronic mail or through Bank's online banking program a Borrowing Base Report and such other reports and information, including without limitation, sales journals, cash receipts journals, accounts receivable aging reports, as Bank may request in its sole discretion.”
2.3    Section 3.5 (Conversion and Continuation Elections). Subsections (b) and (c) of Section 3.5 is hereby deleted in its entirety and replaced with the following:
“    (b)    Borrower shall deliver a Notice of Conversion/Continuation by electronic mail via Bank's online banking program to be received by Bank prior to 12:00 p.m. Eastern time (i) at least three (3) Business Days in advance of the Conversion Date or Continuation Date, if any Credit Extensions are to be converted into or continued as LIBOR Advances; and (ii) on the Conversion Date, if any Credit Extensions are to be converted into Prime Rate Advances, in each case specifying the:
(1)    proposed Conversion Date or Continuation Date;
(2)    aggregate amount of the Credit Extension to be converted or continued;
(3)    nature of the proposed conversion or continuation; and
(4)    if the resulting Credit Extension is to be a LIBOR Advance, the duration of the requested Interest Period.
(c)    If upon the expiration of any Interest Period applicable to any LIBOR Advances, Borrower shall have timely failed to select a new Interest Period to be applicable to such LIBOR Advances or request to convert a LIBOR Advance into a Prime Rate Advance, Borrower shall be deemed to have elected to continue such Advances as LIBOR Advances with a one (1) month Interest Period.”
2.4    Section 5.3 (Accounts Receivable). The third sentence of subsection (b) of Section 5.3 is hereby deleted in its entirety and replaced with the following:
“Borrower has no knowledge of any actual or imminent Insolvency Proceeding of any Account Debtor whose accounts are Eligible Accounts in any Borrowing Base Report.”
2.5    Section 6.2 (Financial Statements, Reports, Certificates). Subsection (a) of Section 6.2 is hereby deleted in its entirety and replaced with the following:
“    (a)    a Borrowing Base Report (and any schedules related thereto and including any other information requested by Bank with respect to Borrower's Accounts) (i) with each request for an Advance, (ii) at all times when a Streamline Period is in effect, within thirty (30) days after the end of each month (forty-five (45) days after the end of each December) and (iii) at all times when a Streamline Period is not in effect, no later than Friday of each week;”

2.6    Section 6.2 (Financial Statements, Reports, Certificates). Subsection (f) of Section 6.2 is hereby deleted in its entirety and replaced with the following:
“    (f)    as soon as available, and in any event within one hundred five (105) days (or one hundred eighty (180) days with respect to Borrower's fiscal year ended December 31, 20I6) following the end of Borrower's fiscal year, audited consolidated financial statements prepared under GAAP, consistently applied, together with an unqualified opinion on the financial statements from Ernst & Young LLP or another independent certified public accounting firm reasonably acceptable to Bank;”
2.7    Section 6.3 (Accounts Receivable). The third sentence of subsection (c) of Section 6.3 is deleted in its entirety and replaced with the following:
“All amounts received in the Cash Collateral Account will be (i) applied to immediately reduce the Obligations under the Revolving Line when a Streamline Period is not in effect, or (ii) so long as no Event of Default exists, transferred to Borrower's operating account with Bank when a Streamline Period is in effect. Borrower hereby authorizes Bank to transfer to the Cash Collateral Account any amounts that Bank reasonably determines are proceeds of the Accounts (provided that Bank is under no obligation to do so and this allowance shall in no event relieve Borrower of its obligations hereunder) (but, for clarity, excluding amounts that were previously received in the Cash Collateral Account and were transferred to another account of Borrower by Bank).”
2.8    Section 6.3 (Accounts Receivable). Subsection (e) of Section 6.3 is deleted in its entirety and replaced with the following:
“    (e)    Verifications; Confirmations; Credit Quality; Notifications. Bank may, from time to time, verify and confirm directly with the respective Account Debtors the validity, amount and other matters relating to the Accounts, either in the name of Borrower or Bank or such other name as Bank may choose, and notify any Account Debtor of Bank's security interest in such Account, provided that Bank shall, unless an Event of Default has occurred and is continuing, notify Borrower prior to any such communication with an Account Debtor.”
2.9    Section 6.9 (Financial Covenants). Section 6.9 is hereby deleted in its entirety and replaced with the following:
“    6.9    Financial Covenants. Maintain:
(a)    Liquidity. At all times, to be tested as of the last day of each month commencing with the month ending February 29, 2016, Liquidity of at least (i) Ten Million Dollars ($10,000,000.00) for the months ending February 28th (or 29th for any leap year), March 31st, April 30th, May 31st, June 30th, July 31st, August 31st and September 30th of each year and (ii) Six Million Dollars ($6,000,000.00) for the months ending January 31st, October 31st, November 30th and December 31st of each year.

(b)    Free Cash Flow. To be tested as of the last day of each calendar quarter, on a consolidated basis with respect to Borrower and its Subsidiaries, Free Cash Flow for the following periods of at least (i) ($9,000,000.00) for the three (3) month period ending March 31, 2016, (ii) ($11,000,000.00) for the six (6) month period ending June 30, 2016, (iii) ($12,000,000.00) for the nine (9) month period ending September 30, 2016, (iv) ($4,000,000.00) for the twelve (12) month period ending December 31, 2016, (v) ($4,000,000.00) for the twelve (12) month period ending March 31, 2017, (vi) ($6,500,000.00) for the twelve (12) month period ending June 30, 2017, (vii) ($8,000,000.00) for the twelve (12) month period ending September 30, 2017 (viii) ($2,000,000.00) for the twelve (12) month period ending December 31, 2017 and (ix) ($1,000,000.00) for the twelve (12) month period ending March 31, 2018.
(c)    Adjusted Quick Ratio. At all times during any AQR Testing Period, to be tested as of the last day of each month in such period, an Adjusted Quick Ratio of at least 0.85 to 1.0.”
2.10    Section 6.14 (Online Banking). Section 6.14 1s hereby inserted immediately following Section 6.13:
“    6.14 Online Banking. Utilize Bank's online banking platform for all matters requested by Bank which shall include, without limitation (and without request by Bank for the following matters), uploading information pertaining to Accounts and Account Debtors, requesting approval for exceptions, requesting Credit Extensions, and uploading financial statements and other reports required to be delivered by this Agreement (including, without limitation, those described in Section 6.2 of this Agreement).”
2.11    Section 8.2 (Covenant Default). Subsection (a) of Section 8.2 is hereby deleted in its entirety and replaced with the following:
“    (a)     Borrower fails or neglects to perform any obligation in Sections 6.2, 6.3, 6.4, 6.5, 6.6, 6.8, 6.9, 6.l0(c), 6.12, or 6.14, or violates any covenant in Section 7. Notwithstanding the foregoing, if Borrower fails to comply with the financial covenant set forth in Section 6.9(b) for any Free Cash Flow Testing Period, it shall not be deemed to be an Event of Default if Borrower provides evidence to Bank, satisfactory to Bank in its sole discretion, within two (2) Business Days' of Bank's request therefor, that Borrower had an Adjusted Quick Ratio of at least 0.85:1.0 at all times during such Free Cash Flow Testing Period; or”
2.12    Section 13 (Definitions). The preamble in the definition of Eligible Accounts set forth in Section 13.1 is deleted in its entirety and replaced with the following:
“    “Eligible Accounts” means Accounts which arise in the ordinary course of Borrower's business that meet all Borrower's representations and warranties in

Section 5.3. Bank reserves the right upon prior written notice to Borrower at any time after the Effective Date to adjust any of the criteria set forth below and to establish new criteria in its good faith business judgment. Unless Bank otherwise agrees in writing, Eligible Accounts shall not include:”
2.13    Section 13.1 (Definitions). The following term and its definition 1s hereby inserted alphabetically in Section 13.1:
“    “Borrowing Base Report” is that certain report of the value of certain Collateral in the form attached hereto as Exhibit C.”
2.14    Section 13.1 (Definitions). The following defined term set forth m Section 13.1 is deleted in its entirety:
“    “Transaction Report” is that certain report of transactions and schedule of collections in the form attached hereto as Exhibit C.”
2.15    Section 13.1 (Definitions). The following terms and their definitions set forth in Section 13.1 are hereby deleted in their entirety and replaced with the following:
“    “Borrowing Base” is eighty percent (80.0%) of Eligible Accounts, as determined by Bank from Borrower's most recent Borrowing Base Report (and as may subsequently be updated by Bank in Bank's sole discretion based upon information received by Bank including, without limitation, Accounts that are paid and/or billed following the date of the Borrowing Base Report); provided, however, that Bank has the right to decrease the foregoing percentage in its good faith business judgment to mitigate the impact of events, conditions, contingencies, or risks which may adversely affect the Collateral or its value.”
“    “LIBOR Rate” means, for each Interest Period in respect of LIBOR Advances comprising part of the same Advances and/or the Existing Term Loan Advance, an interest rate per annum (rounded upward, if necessary, to the nearest 0.0001%) equal to LIBOR for such Interest Period divided by one (1) minus the Reserve Requirement for such Interest Period; provided that, in the event such rate of interest is less than zero, such rate shall be deemed to be zero for purposes of this Agreement.”
“    “Revolving Line” is an aggregate principal amount not to exceed Thirty Million Dollars ($30,000,000.00) outstanding at any time.”
2.16    Exhibit B (Compliance Certificate). The Compliance Certificate appearing as Exhibit B to the Loan Agreement is amended in its entirety and replaced with the Compliance Certificate in the form of Schedule 1 attached hereto.
2.17    Exhibit C. The Transaction Report (as defined in the Loan Agreement until the date of this Amendment) appearing as Exhibit C to the Loan Agreement is deleted in its entirety and replaced with the Borrowing Base Report attached as Schedule 2 hereto.

3.    Repayment of Term Loan Facility. Borrower hereby agrees that it shall request an Advance on the date of this Amendment (the “Term Loan Prepayment Advance”) in an amount sufficient to pay in full all obligations and liabilities of Borrower to Bank in connection with the Existing Term Loan Advance, and Borrower hereby authorizes Bank to apply proceeds of the Term Loan Prepayment Advance (internally, without actually providing such funds to Borrower) to such obligations and liabilities in connection therewith as part of the funding process. Borrower agrees that the payment in full of all obligations and liabilities of Borrower to Bank in connection with the Existing Term Loan Advance is a condition precedent to the increase in the Revolving Line set forth in Section 2.18 above.
4.    Limitation of Amendments.
4.1    The amendments set forth in Section 2, above, are effective for the purposes set forth herein and shall be limited precisely as written and shall not be deemed to (a) be a consent to any amendment, waiver or modification of any other term or condition of any Loan Document, or (b) otherwise prejudice any right or remedy which Bank may now have or may have in the future under or in connection with any Loan Document.
4.2    This Amendment shall be construed in connection with and as part of the Loan Documents and all terms, conditions, representations, warranties, covenants and agreements set forth in the Loan Documents, except as herein amended, are hereby ratified and confirmed and shall remain in full force and effect.
5.    Representations and Warranties. To induce Bank to enter into this Amendment, Borrower hereby represents and warrants to Bank as follows:
5.1    Immediately after giving effect to this Amendment (a) the representations and warranties contained in the Loan Documents are true, accurate and complete in all material respects as of the date hereof (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date), and (b) no Event of Default has occurred and is continuing;
5.2    Borrower has the power and authority to execute and deliver this Amendment and to perform its obligations under the Loan Agreement, as amended by this Amendment;
5.3    The organizational documents of Borrower delivered to Bank on the Effective Date remain true, accurate and complete and have not been amended, supplemented or restated and are and continue to be in full force and effect;
5.4    The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, have been duly authorized;
5.5    The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not and will not contravene (a) any law or regulation binding on or affecting Borrower, (b) any contractual restriction with a Person binding on Borrower, (c) any order, judgment or decree of any court or other governmental or public body or authority, or subdivision thereof, binding on Borrower, or (d) the organizational documents of Borrower;
5.6    The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not require any order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by any governmental or public body or authority, or subdivision thereof, binding on Borrower, except as already has been obtained or made; and
5.7    This Amendment has been duly executed and delivered by Borrower and is the binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws of general application and equitable principles relating to or affecting creditors' rights.
6.    Ratification of Amended and Restated Intellectual Property Security Agreement. Borrower hereby ratifies, confirms and reaffirms, all and singular, the terms and conditions of a certain Amended and Restated Intellectual Property Security Agreement dated as of April 11, 2016 between Borrower and Bank, and acknowledges, confirms and agrees that said Amended and Restated Intellectual Property Security Agreement (a) contains an accurate and complete listing of all Intellectual Property Collateral (as defined therein) and (b) shall remain in full force and effect.
7.    Integration. This Amendment and the Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Amendment and the Loan Documents merge into this Amendment and the Loan Documents.
8.    Counterparts. This Amendment may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.
9.    Effectiveness. This Amendment shall be deemed effective upon (a) the due execution and delivery to Bank of this Amendment by each party hereto, and (b) Borrower's payment of (i) a fully-earned, non-refundable amendment fee in an amount equal to Thirty Seven Thousand Five Hundred Dollars ($37,500.00) and (ii) Bank's legal fees and expenses incurred in connection with this Amendment.
[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first written above.

BANK		BORROWER

SILICON VALLEY BANK		CENTRO, INC.

By	/s/ Matt Kelty	By	/s/ Leo Brubaker
Name:	Matt Kelty	Name:	Leo Brubaker
Title:	VP	Title:	COO

Schedule 1
EXHIBIT B
COMPLIANCE CERTIFICATE

TO:	SILICON VALLEY BANK	Date:
FROM:	CENTRO, INC.
The undersigned authorized officer of CENTRO, INC. (“Borrower “) certifies that under the terms and conditions of the Amended and Restated Loan and Security Agreement between Borrower and Bank (the “Agreement “), (1) Borrower is in complete compliance for the period ending ________________ with all required covenants except as noted below, (2) there are no Events of Default, (3) all representations and warranties in the Agreement are true and correct in all material respects on this date except as noted below; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date, (4) Borrower, and each of its Subsidiaries, has timely filed all required tax returns and reports, and Borrower has timely paid all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower except as otherwise permitted pursuant to the terms of Section 5.9 of the Agreement, and (5) no Liens have been levied or claims made against Borrower or any of its Subsidiaries, if any, relating to unpaid employee payroll or benefits of which Borrower has not previously provided written notification to Bank. Attached are the required documents supporting the certification. The undersigned certifies that these are prepared in accordance with GAAP consistently applied from one period to the next except as explained in an accompanying letter or footnotes. The undersigned acknowledges that no borrowings may be requested at any time or date of determination that Borrower is not in compliance with any of the terms of the Agreement, and that compliance is determined not just at the date this certificate is delivered. Capitalized terms used but not otherwise defined herein shall have the meanings given them in the Agreement.

Please indicate compliance status by circling Yes/No under “Complies” column.

Reporting Covenant	Required	Complies
Monthly financial statements with Compliance Certificate	Monthly within 30 days (45 days after each December)	Yes	No
Annual financial statements (CPA Audited)	FYE within 105 days (180 days for the fiscal vear ended 12/31/ 16)	Yes	No
10-0, 10-K and 8-K	Within 5 days after filing with SEC	Yes	No
A/R & A/P Agings and Deferred Revenue Report	Monthly within 30 days (45 days after each December) when a Streamline Period is in effect; on Friday of each week when a Streamline Period is not in effect	Yes	No
Borrowing Base Reports	Monthly within 30 days (45 days after each December) when a Streamline Period is in effect; on Friday of each week when a Streamline Period is not in effect	Yes	No
Board-approved Projections	FYE within 75 days	Yes	No
The following Intellectual Property was registered after the Effective Date /if no registrations, state “None”)

Financial Covenant	Required	Actual	Complies
Maintain as indicated:
Liquidity (to be tested as of the last day of each month)	$___________*	$____________	Yes	No
Free Cash Flow (to be tested as of the last day of each calendar quarter)	$___________**	$____________	Yes	No
At all times during any AQR Testing Period, Minimum Adjusted Quick Ratio (to be tested as of the last day of each month)	0.85:1.0	______:1.0	Yes	No
*As set forth in Section 6.9(a)
**As set forth in Section 6.9(b)

Streamline Period	Required	Actual	Complies
Maintain as indicated:
Liquidity (all times, tested monthly)	>$15,000,000	$_____________	Yes	No

Performance Pricing for Advances		Applies
Free Cash Flow of at least $2,500,000 at all times during preceding two Testing Periods	Streamline Period in effect: Prime+ 0.25% or LIBOR + 2.75% Streamline Period not in effect: Prime+ 1.25%	Yes	No
Free Cash Flow of less than $2,500,000 at any time during preceding two Testing Periods	Streamline Period in effect: Prime + 1.00% or LIBOR + 3.50% Streamline Period not in effect: Prime+ 2.00%	Yes	No

The following financial covenant analyses and information set forth m Schedule 1 attached hereto are true and accurate as of the date of this Certificate.
The following are the exceptions with respect to the certification above: (If no exceptions exist, state “No exceptions to note.”)

CENTRO, INC.	BANK USE ONLY

Received by:
By:		AUTHORIZED SIGNOR
Name:	Date:
Title:
Verified:
AUTHORIZED SIGNOR
Date:

Compliance Status: Yes No

Schedule 1 to Compliance Certificate
Financial Covenants of Borrower
In the event of a conflict between this Schedule and the Loan Agreement, the terms of the Loan Agreement shall govern.
Dated: ________________
I.    Liquidity (Section 6.9(a))
Required: February through September: $10,000.00
January and October through December: $6,000,000

A. Aggregate value of the unrestricted and unencumbered cash and Cash Equivalents of Borrower at Bank	$______

B.    Without duplication of (A), consolidated, unrestricted and unencumbered cash and Cash Equivalents of Centro Canada Holding and any of its direct or indirect subsidiaries with a partner bank of Bank, in an aggregate amount not exceeding $1,000,000.00
$______

C. The Availability Amount	$______

D. Liquidity (line A plus line B plus line C)	$______
Is line D equal to or greater than or equal to the amount set forth above?

______ No, not in compliance	______ Yes, in compliance
II.    Free Cash Flow (Section 6.9(b))
Required: (a) ($9,000,000.00) for the three (3) month period ending March 31, 2016, (b) ($11,000,000.00) for the six (6) month period ending June 30, 2016, (c) ($12,000,000.00) for the nine (9) month period ending September 30, 2016, (d) ($4,000,000.00) for the twelve (12) month period ending December 31, 2016, (e) ($3,000,000.00) for the twelve (12) month period ending March 31, 2017, (f) ($6,500,000.00) for the twelve (12) month period ending June 30, 2017, (g) ($1,000,000.00) for the twelve (12) month period ending September 30, 2017 and (h) $2,000,000.00 for the twelve (12) month period ending December 31, 2017 and (i) $1,000,000.00) for the twelve (12) month period ending on March 31, 2018.

Actual:

A. Net Income	$______

B. Interest Expense	$______

C. To the extent deducted in the calculation of Net Income, depreciation expense and amortization expense	$______

D. Income tax expense	$______

E. Non-cash equity compensation expense	$______

F. Write-offs of intangible assets and other non-cash extraordinary changes	$______

G. Other one-time expenses approved in writing by Bank in its sole discretion	$______

H. EBITDA (sum of Lines A through G)	$______

I.    The aggregate of all expenditures by Borrower and its Subsidiaries that are capital expenditures as determined in accordance with GAAP (including, without limitation, capitalized software development costs) unless financed by Permitted Indebtedness
$______

J. Free Cash Flow (Line H minus Line I)	$______
Is line J equal to or greater than or equal to the amount set forth above?

______ No, not in compliance	______ Yes, in compliance
III.    Adjusted Quick Ratio (Section 6.9(c))
Required: 0.85 to 1.0
2

Actual:

A. Aggregate value of the unrestricted and unencumbered cash and Cash Equivalents of Borrower and its Subsidiaries at Bank and Bank’s Affiliates	$______

B. Aggregate value of the net billed accounts receivable of Borrower and its Subsidiaries	$______

C. Quick Assets (the sum of lines A and B)	$______

D. All obligations and liabilities of Borrower and its Subsidiaries to Bank	$______

E.    Obligations that mature within one year not otherwise reflected in Line D that should, under GAAP, be classified as liabilities on Borrower’s and its Subsidiaries’ consolidated balance sheets, including all Indebtedness (but excluding earn-out obligations of Borrower from the acquisition of SiteScout)
$______

F. Current Liabilities (the sum of lines D and E)	$______

G. Aggregate value of all current amounts received or invoiced by Borrower and its Subsidiaries in advance of performance under contracts and not yet recognized as revenue	$______

H. To the extent included as Current Liabilities, the current portion of deferred rent in an amount not to exceed Six Hundred Thousand Dollars ($600,000.00)	$______

I. Line F minus Line G minus Line H	$______

J. Adjusted Quick Ratio (Line C divided by Line I)	____:1.0
Is line J equal to or greater than or equal to 0.80 to 1.0?

______ No, not in compliance	______ Yes, in compliance
3

Schedule 2
EXHIBIT C
BORROWING BASE REPORT
[To be provided by Bank]